Prudential

VARIABLE SUPPLEMENT

Supplementary Declarations Forming a Part of the Application for Insurance

Pruco Life Insurance Company
The Prudential Insurance Company of America
Both are Prudential companies.
Policy is issued by the company named at the beginning of this application.

PROPOSED INSURED(S): ____________________

POLICY NUMBER (IF KNOWN): ____________________

Product and benefit availability may differ by state.

1. INVESTMENT OPTIONS AND ALLOCATIONS

I request that net premium payments be allocated to the investment options selected here. **Investment allocations must be made in whole numbers and the total allocation must equal 100%.**

- **Allocations to the Fixed Rate Option (FXRT) are subject to transfer restrictions to subaccounts.**
- **Fixed Rate Option is required to be used for Designated Transfers in section 5 below (where you must select exclusively from Index Strategy(ies).**
- **Automatic Money Market (AMKT) is required to be used for Dollar Cost Averaging (DCA. See section 4 below).**
- **If you select the Extended Plus No-Lapse Guarantee Rider for Flexguard IVUL and VUL Protector (2025 version or later) you will need to elect your allocations from the designated restricted options. Please see the attached listing to identify which allocation choices are available under the restricted options.**

Investment Option	Code	Allocation	Investment Option	Code	Allocation
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%

Total 100%

2. NO-LAPSE GUARANTEE

Flexguard IVUL and VUL Protector (2025 version or later) offer the option to elect an additional No-Lapse Guarantee beyond the limited No-Lapse Guarantee provided in the policy. These options comes at an additional cost and are optional. If you select the Extended Plus No-Lapse Guarantee Rider your allocations will be limited. Please see the prospectus to identify which allocation choices are available with this rider.

Note – The riders can only be removed and cannot be added or switched after the policy has been issued.

NO-LAPSE GUARANTEE - Rider Selection	
FlexGuard Life	**VUL Protector (2025 version or later)**
☐ Extended No-Lapse Guarantee Rider	☐ Extended No-Lapse Guarantee Rider
☐ Extended Plus No-Lapse Guarantee Rider	☐ Extended Plus No-Lapse Guarantee Rider
	☐ Extended Premier No-Lapse Guarantee Rider

3. S&P 500® INDEXED ACCOUNT RIDER—PRULIFE CUSTOM PREMIER II ONLY

The election of this rider allows you to select the S&P 500® Indexed Account, now or in the future. For further information regarding the S&P 500® Indexed Account, please see the initial summary prospectus.

☐ Check this box to elect the S&P 500® Indexed Account Rider.

If you wish to have a specified dollar amount to be transferred monthly into the S&P 500® Indexed Account, a portion of your payment allocation in section 1 is required to be directed to Fixed Rate Option (FXRT) in conjunction with designated transfers instructions in section 5 below.

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4. DOLLAR COST AVERAGING

To enroll in Dollar Cost Averaging (DCA), the *Request for Dollar Cost Averaging- Enrollment or Change* (COMB 98815) form must be completed. **Automatic Money Market (AMKT) is required in section 1 to be used for Dollar Cost Averaging (DCA).**

5. DESIGNATED TRANSFERS-PRULIFE CUSTOM PREMIER II AND FLEXGUARD LIFE IVUL ONLY

You may specify a dollar amount to be transferred monthly on the transfer date to the Index Strategy(ies).

- A portion is required to be allocated to Fixed Rate Option (FXRT) in section 1 above.
- For product(s) that offer(s) S&P 500® Indexed Account as a Rider, the rider is required to be selected in section 3 above to request designated transfers.

Until you provide revised instructions, as funds become eligible for transfer, we will transfer amounts monthly as you indicate here:

Dollar amount of designated transfers: $ ____________

Number of months for designated transfers: ____________ or ☐ Unlimited

If the Fixed Rate Option (FXRT) is only sufficient for us to transfer part of your designated transfers amount, then the entire available amount will be transferred. Months where only a partial or no transfer takes place because the Fixed Rate Option is insufficient will count against the number of months elapsed in your instructions. Until you provide revised instructions, as funds become eligible for transfer, we will transfer amounts monthly as you indicate.

FLEXGUARD LIFE IVUL ONLY:

Transfer to:

Investment Options	Code	Allocation	Investment Options	Code	Allocation
		%			%
		%			%
		%			%
		%			%

Total 100%

6. INFORMATION ON MATURING INDEXED SEGMENTS (OPTIONAL)

Until you provide revised instructions, as index segments mature, proceeds from each maturing index segment will be allocated to a new segment in the same Indexed Account/Index Strategy. Other options for allocating proceeds from maturing index segments are available. In order to change your maturing index segment allocation instructions, please use the Request for Reallocations, Directed Payments, and Transfers on policies with Index Strategies (ORD 115836) for the PCPII and FlexGuard products; and the Request for Reallocations, Directed Payments, and Transfers Form (ORD 84689) for all other products.

For further information regarding the Index Strategies or S&P 500® Indexed Account rider please see the initial summary prospectus and the Index Strategies prospectus (as applicable).

7. AUTOMATIC REBALANCING

To enroll in Automatic Rebalancing, the *Request for Auto Rebalance* (ORD 96819) form must be completed.

8. ALLOCATED CHARGES

You may select up to two investment options from which your monthly charges will be deducted.

- Percentages selected must be whole numbers (for example, 33⅓ is invalid). The sum of all percentages must equal 100%.
- Indexed Accounts/Index Strategies may not be selected.
- If you do not specify an allocation of monthly charges or if there is insufficient money in the selected investment options, charges will be deducted from the remaining investment options using the method described in the prospectus.

Investment Option	Code	Allocation	Investment Option	Code	Allocation
		%			%

Total 100%

9. TELEPHONE REALLOCATIONS/TRANSFER PRIVILEGES

If more than one owner, telephone reallocations/transfer privileges are not allowed.

☐ I do not wish to authorize telephone reallocations/transfers. I understand that by not taking this option, any future request for this option must be submitted in writing.

ORD 96200-2025 Variable Rev. 06/2025 2

10. SIGNATURE

I believe this contract meets my insurance needs and financial objectives. I acknowledge receipt of the initial summary prospectus for the contract. If I elected the FlexGuard Life product, I acknowledge having also received the Index Strategies prospectus. I understand that the contract's value and death benefit may vary depending on the contract's investment experience.

An illustration of values is available upon request.

➔ *Signature of Policyowner* **X** ________________________________ _______/_______/_______

➔ *Signature of Policyowner* **X** ________________________________ _______/_______/_______

➔ *Signature of Policyowner* **X** ________________________________ _______/_______/_______

➔ *Signature of Policyowner* **X** ________________________________ _______/_______/_______

This form, and the information contained within, is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Prudential Annuities, Prudential Individual Life, and the Prudential entity(ies) set forth on this form, are not acting as your fiduciary as defined by any applicable laws and regulations. Please consult with your financial professional about managing or investing your retirement savings.

ORD 96200-2025 Variable Rev. 06/2025 3